EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Regal Rexnord Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.01 par value per share	Rule 457(h)	104,149	$105.00	$10,935,645.00 (3)	0.00011020	$28,405.06
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and (h)	1,888,207	$136.51	$257,759,137.57 (4)	0.00011020	$1,205.11
Total Offering Amounts							$29,610.17
Total Fee Offsets							$--
Net Fee Due							$29,610.17

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Regal Rexnord Corporation’s (the “Registrant”) common stock that become issuable under the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(2)	This Registration Statement on Form S-8 is filed by the Registrant in connection with that certain Agreement and Plan of Merger, dated as of October 26, 2022 (the “Merger Agreement”), by and among the Registrant, Aspen Sub, Inc. (“Merger Sub”), and Altra Industrial Motion Corp. (“Altra”). Pursuant to the Merger Agreement, on March 27, 2023 (the “Effective Time”), Merger Sub merged with and into Altra with Altra surviving as a wholly owned subsidiary of the Registrant. Upon the closing of the Merger, the Registrant assumed the Plan and certain awards under the Plan. This Registration Statement relates to shares issuable under the Plan, including shares issued upon the exercise of assumed stock options and shares subject to assumed restricted stock units and replacement restricted stock.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding unvested options granted pursuant to the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the common stock on the New York Stock Exchange on March 23, 2023 which was $136.51.